UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

          [X] Form 10-K  [ ] Form 20-F  [ ]  Form 11-K  [ ] Form 10-Q

         For Period Ended:   December 31, 1999         SEC FILE NUMBER 000-27807
                          -------------------------     CUSIP NUMBER 23246Y 10 1

         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transitions Period Ended:______________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Entire Form 10-KSB

PART I -- REGISTRANT INFORMATION

CybeRecord, Inc.
-------------------------------------
Full Name of Registrant

N/A
-------------------------------------
Former Name if Applicable

800 Bellevue Way NE, 4th Floor
-------------------------------------
Address of Principal Executive Office

Bellevue, WA  98004
-------------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The subject  annual  report,  semi-annual  report,  transition report on Form 10-K, Form 2-F, 11- F, or From N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

         CybeRecord, Inc. (the "Company") obtained new legal counsel in March 2000. The Company's new counsel was not able to adequately familiarize itself with the Company in time to prepare and file the Company's 1999 Form 10-KSB by the March 30, 2000 deadline.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Sarah Dennison-Leonard           (503)                  219-9649
         -----------------------   ---------------------   -----------------
                 (Name)               (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
         If the answer if no, identify report(s).              [X] Yes   [  ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                           [  ] Yes   [X ] No

         If so, attach an explanation of the anticipated change, both narrative and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         N/A

-------------------------------------------------------------------------------



                                CybeRecord, Inc.
            --------------------------------------------------------
                  (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     March 28, 2000                             By  /s/ JAMES J. LUCAS
    ---------------------                               --------------------
                                                        Name:  James J. Lucas
                                                        Title:  President & CEO